UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a party other than the Registrant  ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

KIMCO REALTY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

This supplement (this “Supplement”) amends and supplements statements made in the combined Tender Offer Statement on Schedule TO / 13E-3 (as amended and supplemented, the “Schedule TO”) filed with the Securities and Exchange Commission (“SEC”) by Kimco Realty Corporation, a Maryland corporation (the “Company”), on November 4, 2024 in connection with an offer by the Company to purchase for cash all of its outstanding depositary shares (each a “Security” and, collectively, the “Securities”) each representing 1/1,000 of a share of 7.25% Class N Cumulative Convertible Perpetual Preferred Stock, par value $1.00 per share, of the Company (the “Class N Preferred Stock”), upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation, dated November 4, 2024 (as amended or supplemented from time to time, the “Offer to Purchase and Consent Solicitation”) and in the accompanying letter of transmittal and consent (as it may be amended or supplemented from time to time, the “Letter of Transmittal and Consent,” and, together with the Offer to Purchase and Consent Solicitation, the “Offer”), at a price per Security of $62.00, plus any accrued and unpaid dividends. A copy of the Offer to Purchase and Consent Solicitation was filed as part of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on November 4, 2024.

This Supplement is being filed solely in connection with (i) the Company’s waiver of the condition for the receipt of the Requisite Preferred Shareholder Consents described in the Offer to Purchase and Consent Solicitation, which conditioned the Offer and the Consent Solicitation upon the tender of at least two-thirds of the outstanding Securities (which represent two-thirds of the outstanding shares of the Class N Preferred Stock), and (ii) an extension of the Offer and Consent Solicitation from 5:00 p.m., New York City time, on December 4, 2024 until 5:00 p.m., New York City time, on December 12, 2024 (unless further extended or earlier terminated). The Company hereby waives the condition for the receipt of the Requisite Preferred Shareholder Consents.

For the avoidance of doubt, if the Requisite Preferred Shareholder Consents are not obtained, the Company will not solicit consents from the holders of the Company’s common stock, the Preferred Amendment will not be effectuated, and the Company will not have the option to redeem any shares of the Class N Preferred Stock (or, consequently, the Securities).

As of December 5, 2024, 521,991 Securities have been tendered for purchase in the Offer. You may withdraw any Securities you have tendered at any time before the new Expiration Date. As set forth in the Offer to Purchase, the Company will delay the acceptance for purchase of any and all of your validly tendered and not properly withdrawn Securities until the new Expiration Date.

Only those items amended or supplemented are reported in this Supplement. Except as specifically provided herein, the information contained in the Offer to Purchase and Consent Solicitation remains unchanged and this Supplement does not modify any of the information previously reported on the Offer to Purchase and Consent Solicitation. All capitalized terms in this Supplement and not otherwise defined have the respective meanings ascribed to them in the Offer to Purchase and Consent Solicitation. You should read this Supplement together with the Offer to Purchase and the related Letter of Transmittal and Consent.

Amendments to the Offer to Purchase and the Letter of Transmittal and Consent

1.
References to 5:00 p.m., New York City time, on December 4, 2024 in the Offer to Purchase and the Letter of Transmittal and Consent, including as the definition of “Expiration Date,” are hereby amended and replaced with 5:00 p.m., New York City Time, on December 12, 2024, so that the new Expiration Date of the Offer is now 5:00 p.m., New York City Time, on December 12, 2024 (as it may be further extended or earlier terminated).

2.
References to the Offer and Consent Solicitation being conditioned upon receipt of the Requisite Preferred Shareholder Consents, including in Section 9 of the Offer to Purchase and Consent Solicitation, Conditions to the Offer and Consent Solicitation, are hereby removed.

3.	“Fairness of the Offer and Consent Solicitation – Approval from Holders of Securities” is hereby revised to replace the first four sentences of the first paragraph of such section with the following:

“Because the Offer and Consent Solicitation are no longer conditioned upon receipt of the Requisite Preferred Shareholder Consents, the Offer and Consent Solicitation are no longer conditioned upon the approval of at least a majority of the unaffiliated holders of the Securities. We continue to believe that the Offer would be procedurally fair and substantively fair to the unaffiliated holders of Securities.”

4.
“Certain Effects of the Offer and Consent Solicitation – Potential Effects on Holders of Securities – Reduced Liquidity and Increased Volatility” is hereby revised to include the following paragraph at the end of the section:

“If the Requisite Preferred Shareholder Consents are not obtained and the Preferred Amendment and Deposit Agreement Amendment are not effectuated, the Company will not have the option to redeem all shares of Class N Preferred Stock (and, consequently, the Securities). As a result, the market price for any Securities that remain outstanding following the Offer and the Consent Solicitation may be adversely affected, including being lower and more volatile, and there can be no assurance that any trading market for the remaining Securities will exist.”

On December 5, 2024, the Company issued a press release announcing the waiver of the condition for the receipt of the Requisite Preferred Shareholder Consents and extension of the Offer. A copy of such press release is filed with Amendment No. 1 to the Schedule TO filed with the SEC on December 5, 2024.